Exhibit 99.1

CONTACT:	Tim Mammen	David Calusdian
	Chief Financial Officer	Executive Vice President
	IPG Photonics Corporation	Sharon Merrill
	(508) 373-1100	(617) 542-5300
IPG PHOTONICS REPORTS 8% REVENUE GROWTH FOR FOURTH QUARTER 2015
DRIVEN BY DOUBLE-DIGIT GAINS IN ASIAN SALES
Achieves Record Year for Sales; Up 17% to $901.3 Million
OXFORD, Mass. – February 12, 2016 - IPG Photonics Corporation (NASDAQ: IPGP) today reported financial results for the fourth quarter ended December 31, 2015.

	Three Months Ended December 31,			Twelve Months Ended December 31,
(In millions, except per share data)	2015	2014	% Change	2015	2014	% Change
Revenue	$223.6	$207.4	8%	$901.3	$769.8	17%
Gross margin	54.6%	54.9%		54.6%	54.1%
Operating income	$83.0	$79.6	4%	$342.0	$283.8	21%
Operating margin	37.1%	38.4%		38.0%	36.9%
Net income attributable to IPG Photonics Corporation	$60.7	$56.4	8%	$242.2	$200.4	21%
Earnings per diluted share	$1.14	$1.07	7%	$4.53	$3.79	20%
Management Comments
"IPG reported solid growth for the fourth quarter of 2015," said Dr. Valentin Gapontsev, IPG Photonics' Chief Executive Officer. "Double-digit gains in Asian sales drove an overall increase in revenues of 8% year-over-year to $223.6 million. For the full year we grew our top line by 17% to $901.3 million and our earnings per diluted share by 20% to $4.53. These results demonstrate our continued leadership position in the fiber laser industry and the operating leverage in our business model."
Materials processing sales in the fourth quarter increased 9% year-over-year, primarily reflecting strong growth in welding applications, and growth in cutting applications, offset by a decline in marking and engraving applications. Sales to other applications were down 11% from the fourth quarter of 2014 as strong growth in medical and telecommunications was more than offset by lower sales in advanced applications. Geographically, IPG achieved double digit growth in China and Japan, more moderate growth in Northern and Western Europe and sales declines in Russia and Turkey. In North America, double-digit growth in materials processing applications was offset by a decline in advanced applications sales.
Fourth-quarter earnings per diluted share increased by 7% to $1.14 including a benefit of $0.03 related to foreign exchange transaction gains and $0.04 related to the reenactment of the R&D tax credit, which was signed permanently into law at the end of the fourth quarter.
For the full year, materials processing sales increased 16% year-over-year, primarily driven by solid demand for cutting, additive manufacturing, ablation and welding applications. Sales for non-materials processing applications grew 35% from the same period last year with strong performances in telecom and medical. On a geographic basis, IPG reported strong growth in 2015 in China, Asia, Turkey, North America and Europe, while sales were lower in Russia. Sales of high-power, medium-power, low-power and QCW lasers all performed well but were partially offset by a decrease in pulsed laser sales.
During the fourth quarter, IPG generated $62.0 million in cash from operations and used $19.4 million to finance capital expenditures. IPG ended the quarter with $689.1 million in cash and cash equivalents and short-term investments representing an increase of $166.9 million from December 31, 2014.
Business Outlook and Financial Guidance
"In 2015 we successfully executed on our strategy to drive growth through the expansion of our established markets as well as the development of products to address new applications beyond our core," stated Dr. Gapontsev. "These initiatives provide IPG with many exciting opportunities in 2016 and beyond. We continue to be optimistic for 2016 and are managing the company to achieve double-digit growth for the year. Our optimism is grounded in our strong core products, our backlog and many new product introductions planned this year. We exited 2015 with a backlog of $442.5 million, representing an increase of 38% from $321.0 million at year-end 2014. Backlog for orders with firm shipment dates increased by 6% to $185.1 million from $174.5 million while backlog of frame agreements expected to ship within one year increased by 76% to $257.4 million from $146.5 million."

"We expect continued strong growth for some of our recently introduced products including the QCW lasers, high power pulsed lasers as well as the tri-focal brazing laser. The growth will be enhanced by our rich product pipeline. New product introductions for 2016 include new industrial laser systems, laser projection systems, ultra-fast pulsed, UV and mid-IR lasers. So while the midpoint of our Q1 guidance calls for a slower start to the year, we are still targeting double-digit growth for the full year," concluded Dr. Gapontsev.
IPG Photonics expects revenue in the range of $200 million to $215 million for the first quarter of 2016. The Company anticipates earnings per diluted share in the range of $0.88 to $1.03 based on 53,434,000 diluted common shares, which includes 52,714,000 basic common shares outstanding and 720,000 potentially dilutive options at December 31, 2015.
As discussed in more detail in the "Safe Harbor" passage of this news release, actual results may differ from this guidance due to various factors including, but not limited to, product demand, order cancellations and delays, competition and general economic conditions. This guidance is based upon current market conditions and expectations, and is subject to the risks outlined in the Company's reports with the SEC, and assumes exchange rates relative to the U.S. Dollar of Euro 0.92, Russian Ruble 75, Japanese Yen 120 and Chinese Yuan 6.60, respectively.
Conference Call Reminder
The Company will hold a conference call today, February 12, 2016 at 10:00 a.m. ET. The conference call will be webcast live and can be accessed on the "Investors" section of the Company's website at www.ipgphotonics.com. The conference call also can be accessed by dialing (877) 709-8155 or (201) 689-8881. An archived version of the webcast will be available for approximately one year on IPG's website.
About IPG Photonics Corporation
IPG Photonics Corporation is the world leader in high-power fiber lasers and amplifiers. Founded in 1990, IPG pioneered the development and commercialization of optical fiber-based lasers for use in diverse applications, primarily materials processing. Fiber lasers have revolutionized the industry by delivering superior performance, reliability and usability at a lower total cost of ownership compared with conventional lasers, allowing end users to increase productivity and decrease operating costs. IPG has its headquarters in Oxford, Massachusetts, and has additional plants and offices throughout the world. For more information, please visit www.ipgphotonics.com.
Safe Harbor Statement
Information and statements provided by IPG and its employees, including statements in this press release, that relate to future plans, events or performance are forward-looking statements. These statements involve risks and uncertainties. Any statements in this press release that are not statements of historical fact are forward-looking statements, including, but not limited to, exciting opportunities in 2016 and beyond, optimism for 2016, double-digit growth for 2016, planned new product introductions, continued strong growth for some of IPG's recently introduced products, enhanced growth by the Company's product pipeline, new product introductions for 2016 and guidance for the first quarter of 2016. Factors that could cause actual results to differ materially include risks and uncertainties, including risks associated with the strength or weakness of the business conditions in industries and geographic markets that IPG serves, particularly the effect of downturns in the markets IPG serves; uncertainties and adverse changes in the general economic conditions of markets; IPG's ability to penetrate new applications for fiber lasers and increase market share; the rate of acceptance and penetration of IPG's products; inability to manage risks associated with international customers and operations; foreign currency fluctuations; high levels of fixed costs from IPG's vertical integration; the appropriateness of IPG's manufacturing capacity for the level of demand; competitive factors, including declining average selling prices; the effect of acquisitions and investments; inventory write-downs; intellectual property infringement claims and litigation; interruption in supply of key components; manufacturing risks; government regulations and trade sanctions; and other risks identified in IPG's SEC filings. Readers are encouraged to refer to the risk factors described in IPG's Annual Report on Form 10-K (filed with the SEC on February 28, 2015) and its periodic reports filed with the SEC, as applicable. Actual results, events and performance may differ materially. Readers are cautioned not to rely on the forward-looking statements, which speak only as of the date hereof. IPG undertakes no obligation to update the forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

IPG PHOTONICS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
	(in thousands, except per share data)
NET SALES	$223,626	$207,402	$901,265	$769,832
COST OF SALES	101,583	93,485	409,388	353,314
GROSS PROFIT	122,043	113,917	491,877	416,518
OPERATING EXPENSES:
Sales and marketing	8,640	7,929	31,868	30,637
Research and development	17,769	13,810	63,334	53,403
General and administrative	14,718	15,126	57,192	55,338
Gain on foreign exchange	(2,100)	(2,579)	(2,560)	(6,618)
Total operating expenses	39,027	34,286	149,834	132,760
OPERATING INCOME	83,016	79,631	342,043	283,758
OTHER (EXPENSE) INCOME, Net:
Interest income (expense), net	34	66	(301)	(77)
Other (expense) income, net	(503)	58	(125)	793
Total other (expense) income	(469)	124	(426)	716
INCOME BEFORE PROVISION FOR INCOME TAXES	82,547	79,755	341,617	284,474
PROVISION FOR INCOME TAXES	(21,869)	(23,324)	(99,590)	(84,029)
NET INCOME	60,678	56,431	242,027	200,445
LESS: NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTERESTS	(26)	—	(127)	—
NET INCOME ATTRIBUTABLE TO IPG PHOTONICS CORPORATION	$60,704	$56,431	$242,154	$200,445
NET INCOME ATTRIBUTABLE TO IPG PHOTONICS CORPORATION PER SHARE:
Basic	$1.15	$1.08	$4.59	$3.85
Diluted	$1.14	$1.07	$4.53	$3.79
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	52,714	52,153	52,676	52,104
Diluted	53,434	52,873	53,427	52,824

IPG PHOTONICS CORPORATION
SUPPLEMENTAL SCHEDULE OF STOCK-BASED COMPENSATION

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In thousands)	2015	2014	2015	2014
Cost of sales	$1,397	$1,131	$5,316	$4,153
Sales and marketing	532	442	1,998	1,567
Research and development	1,109	804	4,049	3,033
General and administrative	2,076	1,728	7,626	6,419
Total stock-based compensation	5,114	4,105	18,989	15,172
Tax benefit recognized	(1,691)	(1,305)	(6,141)	(4,865)
Net stock-based compensation	$3,423	$2,800	$12,848	$10,307

IPG PHOTONICS CORPORATION
SUPPLEMENTAL SCHEDULE OF ACQUISITION RELATED COSTS IN COST OF SALES

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In thousands)	2015	2014	2015	2014
Cost of sales
Amortization of intangible assets (1)	370	248	1,403	716
Total acquisition related costs	$370	$248	$1,403	$716

(1) Amount relates to intangible amortization expense during periods presented including amortization of acquired patents

IPG PHOTONICS CORPORATION
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2015	2014
	(In thousands, except share and per share data)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$582,532	$522,150
Short-term investments	106,584	—
Accounts receivable, net	150,479	143,109
Inventories	203,738	171,009
Prepaid income taxes	33,692	20,967
Prepaid expenses and other current assets	25,564	21,295
Deferred income taxes, net	20,346	15,308
Total current assets	1,122,935	893,838
DEFERRED INCOME TAXES, NET	9,386	5,438
GOODWILL	505	455
INTANGIBLE ASSETS, NET	11,904	9,227
PROPERTY, PLANT AND EQUIPMENT, NET	288,604	275,082
OTHER ASSETS	20,095	26,847
TOTAL	$1,453,429	$1,210,887
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Revolving line-of-credit facilities	$—	$2,631
Current portion of long-term debt	2,000	13,333
Accounts payable	26,314	17,141
Accrued expenses and other liabilities	75,667	64,057
Deferred income taxes, net	3,190	3,241
Income taxes payable	37,809	21,672
Total current liabilities	144,980	122,075
DEFERRED INCOME TAXES AND OTHER LONG-TERM LIABILITIES	30,117	22,584
LONG-TERM DEBT, NET OF CURRENT PORTION	17,667	19,667
Total liabilities	192,764	164,326
COMMITMENTS AND CONTINGENCIES
IPG PHOTONICS CORPORATION STOCKHOLDERS' EQUITY:
Common stock, $0.0001 par value, 175,000,000 shares authorized; 52,883,902 shares issued and outstanding at December 31, 2015; 52,369,688 shares issued and outstanding at December 31, 2014	5	5
Additional paid-in capital	607,649	567,617
Retained earnings	833,356	591,202
Accumulated other comprehensive loss	(181,482)	(112,263)
Total IPG Photonics Corporation stockholders' equity	1,259,528	1,046,561
NONCONTROLLING INTERESTS	1,137	—
Total equity	$1,260,665	$1,046,561
TOTAL	$1,453,429	$1,210,887

IPG PHOTONICS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Twelve Months Ended December 31,
	2015	2014
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$242,027	$200,445
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	42,415	35,612
Provisions for inventory, warranty & bad debt	39,985	28,036
Other	6,855	10,648
Changes in assets and liabilities that used cash:
Accounts receivable/payable	(9,230)	(45,256)
Inventories	(70,565)	(42,246)
Other	5,084	(7,134)
Net cash provided by operating activities	256,571	180,105
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(70,119)	(88,601)
Purchase of intangible assets	—	(2,000)
Proceeds from sales of property, plant and equipment	164	434
Purchases of short-term investments	(106,747)	—
Acquisition of businesses, net of cash acquired	(4,958)	—
Other	93	87
Net cash used in investing activities	(181,567)	(90,080)
CASH FLOWS FROM FINANCING ACTIVITIES:
Line-of-credit facilities	(5,216)	(341)
Principal payments on long-term borrowings	(13,333)	(1,667)
Exercise of employee stock options and issuances under employee stock purchase plan	6,911	5,979
Tax benefits from exercise of employee stock options	14,133	7,558
Net cash provided by financing activities	2,495	11,529
EFFECT OF CHANGES IN EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	(17,117)	(28,180)
NET INCREASE IN CASH AND CASH EQUIVALENTS	60,382	73,374
CASH AND CASH EQUIVALENTS — Beginning of period	522,150	448,776
CASH AND CASH EQUIVALENTS — End of period	$582,532	$522,150
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest	$873	$253
Cash paid for income taxes	$91,329	$73,544